Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of BFC Financial Corporation (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who may become a director of the Company upon consummation of the contemplated merger of BBX Capital Corporation with and into a wholly owned subsidiary of the Company, as described in the Registration Statement, and to the filing of this consent as an exhibit to the Registration Statement.

August 24, 2016

/s/ Willis N. Holcombe
Willis N. Holcombe